Registration No. 333-_________
As filed with the Securities and Exchange Commission on December 13, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Berkshire Hills Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3510455
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

24 North Street
Pittsfield, Massachusetts 01201
(Address of Principal Executive Offices)

Beacon Federal Bancorp, Inc. 2008 Equity Incentive Plan
(Full Title of the Plan)

Copies to:

Mr. Michael P. Daly	Lawrence M.F. Spaccasi, Esquire
President and Chief Executive Officer	Luse Gorman Pomerenk & Schick, P.C.
Berkshire Hills Bancorp, Inc.	5335 Wisconsin Ave., N.W., Suite 780
24 North Street	Washington, DC 20015-2035
Pittsfield, Massachusetts 01201	(202) 274-2000
(413) 443-5601
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer [ ]	Accelerated filer [X]	Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	118,759 (2)	$9.85 (8)	$1,169,776.15	$160
Common stock, par value $0.01 per share	130,317 (3)	$13.70 (8)	$1,785,342.90	$244
Common stock, par value $0.01 per share	303,085 (4)	$8.95 (8)	$2,712,610.75	$370
Common stock, par value $0.01 per share	128,310 (5)	$22.975 (9)	$2,947,922.25	$403
Common stock, par value $0.01 per share	244,613(6)	$22.975 (9)	$5,619,983.68	$767
Common stock, par value $0.01 per share	27,575 (7)	$22.975 (9)	$633,535.63	$87
Stock Options	552,161	__	__	__(10)
TOTAL	952,659		$14,869,172	$2,031
_________________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Beacon Federal Bancorp, Inc. 2008 Equity Incentive Plan (the “Stock Benefit Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Berkshire Hills Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)	Represents the number of shares of common stock reserved for issuance for options granted pursuant to the Stock Benefit Plan on June 24, 2010.
(3)	Represents the number of shares of common stock reserved for issuance for options granted pursuant to the Stock Benefit Plan on January 27, 2011.
(4)	Represents the number of shares of common stock reserved for issuance for options granted pursuant to the Stock Benefit Plan on November 26, 2008.
(5)	Represents the number of shares of common stock reserved for issuance under the Stock Benefit Plan for any future grants of stock options.
(6)	Represents the number of shares of common stock reserved for issuance under the Stock Benefit Plan for restricted stock granted under the Stock Benefit Plan.
(7)	Represents the number of shares of common stock reserved for issuance under the Stock Benefit Plan for any future grants of restricted stock.
(8)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1).
(9)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) and Section 230.457(c) under the Securities Act upon the basis of the average of the high and low prices reported on NYSE on December 11, 2012.
(10)	Pursuant to 17 C.F.R. Section 230.457(h)(3) of the Securities Act no registration fee is required to be paid.

_________________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.

Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I and II of Form S-8 have been or will be sent or given to participants in the Stock Benefit Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 000-51584), filed with the Commission on March 15, 2012, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;

b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and

c) The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission  on October 25, 2005 (File No. 000-51584).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Any such indemnification and advancement of expenses provided under Section 145 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant has also entered into employment agreements with certain executive officers, which agreements require that the Registrant maintain a directors' and officers' liability policy for the benefit of such officers and that the Registrant will indemnify such officers and their heirs to the fullest extent permitted by law.

In accordance with the DGCL (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

A.           Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is  or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or  agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.           The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all         amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and  administrators.

C.           If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in  part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D.           The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E.           The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or Subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F.           The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A.           Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation

Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right of protection of a Director of the Corporation existing at the time of such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.	Attached as Exhibit 5

10.1	Beacon Federal Bancorp, Inc. 2008 Equity Incentive Plan	**

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C.	Contained in Exhibit 5

23.2	Consent of PricewaterhouseCoopers LLP	Attached as Exhibit 23.2

23.3	Consent of Wolf & Company, P.C.	Attached as Exhibit 23.3

24	Power of Attorney	Contained on Signature Page
_________________________
*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-32146) originally filed by the Company under the Securities Act of 1933 with the Commission on March 10, 2000, and all amendments or reports filed for the purpose of updating such description.

**
Incorporated by reference to Appendix A to the proxy statement for the Special Meeting of Stockholders of Beacon Federal Bancorp, Inc. (File No. 001-33713), filed by Beacon Federal Bancorp, Inc. under the Securities Exchange Act of 1934 on October 9, 2008.

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

2.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

4.           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsfield, Commonwealth of Massachusetts, on this 13th day of December, 2012.

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Michael P. Daly
Michael P. Daly
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Berkshire Hills Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Michael P. Daly, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Michael P. Daly may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the Beacon Federal Bancorp, Inc. 2008 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Michael P. Daly shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Michael P. Daly	President, Chief Executive	December 13, 2012
Michael P. Daly	Officer and Director
(Principal Executive Officer)

/s/ Kevin P. Riley	Executive Vice President, Chief	December 13, 2012
Kevin P. Riley	Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

/s/ Lawrence A. Bossidy	Non-Executive Chairman of the Board	December 13, 2012
Lawrence A. Bossidy

Signatures	Title	Date

Director
Geno Auriemma

/s/ Robert M. Curley	Director	December 13, 2012
Robert M. Curley

/s/ John B. Davies	Director	December 13, 2012
John B. Davies

/s/ Rodney C. Dimock	Director	December 13, 2012
Rodney C. Dimock

/s/ J. Williar Dunlaevy	Director	December 13, 2012
J. Williar Dunlaevy

/s/ Susan M. Hill	Director	December 13, 2012
Susan M. Hill

/s/ Cornelius D. Mahoney	Director	December 13, 2012
Cornelius D. Mahoney

/s/ Catherine B. Miller	Director	December 13, 2012
Catherine B. Miller

/s/ David E. Phelps	Director	December 13, 2012
David E. Phelps

/s/ Barton D. Raser	Director	December 13, 2012
Barton D. Raser

/s/ D. Jeffrey Templeton	Director	December 13, 2012
D. Jeffrey Templeton

EXHIBIT INDEX

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.	Attached as Exhibit 5

10.2	Beacon Federal Bancorp, Inc. 2008 Equity Incentive Plan	**

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C.	Contained in Exhibit 5

23.2	Consent of PricewaterhouseCoopers LLP	Attached as Exhibit 23.2

23.3	Consent of Wolf & Company, P.C.	Attached as Exhibit 23.3

24	Power of Attorney	Contained on Signature Page
_________________________
*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-32146) originally filed by the Company under the Securities Act of 1933 with the Commission on March 10, 2000, and all amendments or reports filed for the purpose of updating such description.

**
Incorporated by reference to Appendix A to the proxy statement for the Special Meeting of Stockholders of Beacon Federal Bancorp, Inc. (File No. 001-33713), filed by Beacon Federal Bancorp, Inc. under the Securities Exchange Act of 1934 on October 9, 2008.